UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2021

THE TJX COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-4908	04-2207613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Cochituate Road, Framingham, MA 01701

(Address of principal executive offices) (Zip Code)

(508) 390-1000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	TJX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 25, 2021, The TJX Companies, Inc. (the “Company”) entered into a revolving credit agreement (the “2026 Revolving Credit Agreement”) with certain financial institutions, as lenders, U.S. Bank National Association, as administrative agent, HSBC Bank USA, National Association and Wells Fargo Bank, National Association, as co-syndication agents, and Bank of America, N.A., JPMorgan Chase Bank, N.A. and Deutsche Bank Securities, Inc., as co-documentation agents, providing for a $1.0 billion senior unsecured revolving credit facility maturing on June 25, 2026 (the “2026 Revolving Credit Facility”).

The 2026 Revolving Credit Facility includes a $250.0 million sublimit for the issuance of letters of credit and a $50.0 million sublimit for swing line loans. The Company may, with the agreement of the lenders providing any such incremental commitments, increase commitments under the 2026 Revolving Credit Facility in an aggregate amount not to exceed $500.0 million.

The 2026 Revolving Credit Facility replaces the Company’s revolving credit facility maturing in March 2022 and 364-day revolving credit facility maturing in August 2021. With the 2026 Revolving Credit Facility and the Company’s existing revolving credit facility maturing in 2024 (the “2024 Revolving Credit Facility”), the Company has maintained its borrowing capacity of $1.5 billion.

The Company will be required to pay an interest rate on borrowings under the 2026 Revolving Credit Facility ranging from a rate equal to LIBOR plus a margin of 57.5 – 100.0 basis points or a base rate and a quarterly facility fee payment of 5.0 – 12.5 basis points on the total commitments under the 2026 Revolving Credit Facility, in each case, based on the credit ratings of the Company’s long-term debt.

The terms of the 2026 Revolving Credit Facility require the Company to maintain a quarterly-tested leverage ratio of funded debt to earnings before interest, taxes, depreciation and amortization and rentals (“EBITDAR”) of 4.50 to 1.00 for the test period ending July 31, 2021 (with EBITDAR annualized for the three fiscal quarters then ended), 4.00 to 1.00 for the test period ending October 30, 2021 and 3.50 to 1.00 for the test period ending January 29, 2022 and for each test period ending thereafter.

The 2026 Revolving Credit Facility includes other affirmative and negative covenants and events of default substantially similar to those in the 2024 Revolving Credit Facility.

The foregoing description of the 2026 Revolving Credit Facility is a general description and is qualified in its entirety by reference to the full text of the 2026 Revolving Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On June 25, 2021, in connection with the closing of the 2026 Revolving Credit Facility described in Item 1.01 above, the Company terminated its existing revolving credit agreement maturing in March 2022 with certain financial institutions, as lenders, and U.S. Bank National Association, as administrative agent, and its existing 364-day revolving credit agreement maturing in August 2021 with certain financial institutions, as lenders, and U.S. Bank National Association, as administrative agent. The Company incurred no early termination penalties in connection with the termination of these agreements.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statement and Exhibits.

(d) Exhibits

Exhibit 10.1	2026 Revolving Credit Agreement, dated June 25, 2021, by and among The TJX Companies, Inc., the lenders from time to time party thereto, U.S. Bank National Association, as administrative agent, HSBC Bank USA, National Association and Wells Fargo Bank, National Association, as co-syndication agents, and Bank of America, N.A., JPMorgan Chase Bank, N.A. and Deutsche Bank Securities, Inc., as co-documentation agents.

Exhibit 104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TJX COMPANIES, INC.

/s/ Alicia C. Kelly
Alicia C. Kelly
Executive Vice President, Secretary and General Counsel

Dated: June 29, 2021